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                                                                    EXHIBIT G


                   AMENDMENT TO AND RESTATEMENT OF AGREEMENT
                             DATED AUGUST 10, 1995
                             ---------------------

        THIS Amendment to and Restatement of Agreement dated August 10, 1995 is made and entered into as of the 1st day of November, 1995, by and between WIRELESS CABLE TV, INC. ("Wireless"), formerly TruVision Wireless TV, Inc., and VANCOM, INC. ("VanCom").

                                   RECITALS
                                   --------

        1. Wireless and VanCom entered into that certain Agreement for Dissolution, Winding Up and Termination of Mississippi Wireless TV, LP (the "Partnership"), on August 10, 1995 (the "Dissolution Agreement").

        2. The condition precedent to the closing of the transaction contemplated by the Dissolution Agreement set forth in Section 1 thereof has not and will not be satisfied.

        3. The parties hereto desire to amend the Dissolution Agreement to the effect that the Partnership, formerly TruVision Mississippi Wireless TV, LP, will not be dissolved but will be continued in effect with the negotiated fixed interests for the partners in lieu of the different interests at different points in time provided under their amended agreement with respect to the Partnership, and also to restate and continue in full force and effect certain other provisions of the Dissolution Agreement.

                                   AGREEMENT
                                   ---------

        THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, Wireless and VanCom agree as follows:

        1. Sections 1, 2, 3, 5, 6, 7D, and 7E of the Dissolution Agreement are hereby deleted in their entirety and are void and of no effect.




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        2.      Sections 4 and 7A of the Dissolution Agreement contain in full force and effect in accordance with their original terms.

        3. Section 7B of the Dissolution Agreement remains in full force and effect in accordance with its original terms, with the exception that the words "date hereof" shall be substituted for the words "closing date" in the first line thereof.

        4. Section 7C of the Dissolution Agreement is amended in its entirety to provide as follows:

                Paragraphs 3 and 9 of the Letter Agreement attached as Exhibit A to the Dissolution Agreement remain in full force and effect. All other provisions of the Letter Agreement are deleted in their entirety and are of no force and effect.

        5. The Limited Partnership Agreement of the Partnership shall be amended to provide that the rights to allocations and distributions from the Partnership will be vested 77.0833% in Wireless and 22.9167% in VanCom. The parties shall cause to be drafted, and they shall execute, an Amended Limited Partnership Agreement reflecting the provisions of this paragraph, of paragraph 9 of the Letter Agreement attached as Exhibit "A" to the Dissolution Agreement, and such other provisions as the parties deem necessary or appropriate.

        Dated as of November 1, 1995.

WIRELESS CABLE TV, INC.                 VANCOM, INC.


By /s/ Henry M. Burkhalter              By /s/ William J. Van Devender
   ---------------------------------       -------------------------------------
   Henry M. Burkhalter                     William J. Van Devender
   President                               President



By /s/ Henry M. Burkhalter              By /s/ William J. Van Devender
   ---------------------------------       -------------------------------------
   Henry M. Burkhalter, Individually       William J. Van Devender, Individually